Exhibit 99.1

EVERI Announces Successful Completion of the Previously Announced Partial Redemption of its 7.50% Senior Unsecured Notes due 2025

Series of financial transactions lowers annual interest expense by $9.6 million

Las Vegas - January 6, 2020 - Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), a premier provider of gaming products, financial technology and player loyalty solutions in the gaming industry, today announced that it successfully completed the previously announced redemption of $84.5 million of the Company’s 7.50% Senior Unsecured Notes due 2025, along with payment of accrued and unpaid interest thereon plus any related premiums, fees and costs, using a portion of the net proceeds from the previously disclosed common stock offering completed on December 10, 2019.

As a result of this redemption, along with the pay down of $30.5 million of the Company’s Senior Secured Term Loan on December 10, 2019 and the successful repricing of the Senior Secured Term Loan under its Credit Agreement dated as of May 9, 2017 (as amended), which reduced the Applicable Rate for interest by 25 basis points, Everi has lowered its cash interest expense by $9.6 million, on an annualized basis at current rates. These financial transactions were enabled by the successful completion on December 10, 2019 of a registered follow-on common stock offering that generated net proceeds of approximately $123.0 million after underwriting discounts but before estimated offering expenses payable by the Company.

Forward-Looking Statements

The forward-looking statements in this press release are subject to a variety of risks and uncertainties, including those set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports filed with the Securities and Exchange Commission (the “SEC”), including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2018 , and are based on information available to us on the date hereof.

These cautionary statements qualify our forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements, including the use of proceeds from the Offering, contained herein speaks only as of the date, today January 6, 2020, on which it is made, and we do not intend, and assume no obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

1

About Everi

Everi is a leading supplier of imaginative entertainment and trusted technology solutions for the casino, interactive, and gaming industry. With a focus on both customers and players, the Company develops entertaining games and gaming machines, gaming systems and services, and is the preeminent and most comprehensive provider of core financial products and services, player loyalty tools and applications, and intelligence and regulatory compliance solutions. Everi’s mission is to provide casino operators with games that facilitate memorable player experiences, offer seamless and secure financial transactions for casinos and their patrons, and deliver software tools and applications to improve casino operations efficiencies and fulfill regulatory compliance requirements. Everi provides these products and services in its effort to help make customers successful. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.

Contacts

Investor Relations

Everi Holdings Inc.

William Pfund

VP, Investor Relations

702-676-9513 or william.pfund@everi.com

JCIR

Richard Land, James Leahy

212-835-8500 or evri@jcir.com

#   #   #

2